 EXHIBIT 99.1

NEWS RELEASE

CONTACT: Michael Budnitsky

Chief Financial Officer

818-591-9800

UNICO AMERICAN CORPORATION ANNOUNCES

APPOINTMENT OF DIRECTORS AND ELIMINATION OF POSITION

Calabasas, CA, July 17, 2017 – Unico American Corporation (NASDAQ – “UNAM”) (“Unico,” the “Company”), announced today that, on July 14, 2017, Unico’s Board of Directors (the “Board”) appointed Michael Budnitsky, Unico’s Treasurer, Chief Financial Officer and Secretary, to the Board to fill the vacancy created by the passing of Lester A. Aaron. Mr. Budnitsky will serve as a director until the next annual meeting of Unico’s shareholders. Mr. Budnitsky, as an employee director, will not receive separate compensation for his service on the Board. Also, the Board appointed Samuel J. Sorich to replace Mr. Aaron on the Compensation Committee.

In addition, on July 14, 2017, the Board eliminated the position of Executive Vice President previously held by Mr. Aaron.

Headquartered in Calabasas, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through its subsidiary Crusader Insurance Company since 1985. For more information concerning Crusader Insurance Company, please visit Crusader’s website at www.crusaderinsurance.com.